SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     January 7, 2003

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 470, Durham, North Carolina	27703-8466

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(919) 941-9777

(Former Name or Former Address, If Changed Since Last Report)

Item 5.    Other Events.

On January 7, 2003, Inspire Pharmaceuticals, Inc. issued the following press release:

“INSPIRE PHARMACEUTICALS ANNOUNCES TIMING OF DRY EYE NDA
BASED ON PRE-NDA MEETING WITH THE FDA
-Also Provides Guidance on 2003 Revenues-

“DURHAM, NC—January 7, 2003—Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) announced today that it will submit a New Drug Application (NDA) for diquafosol (INS365 Ophthalmic) for treatment of dry eye to the Food and Drug Administration (FDA) mid-year. The content and format of the NDA submission were agreed to with the FDA in a pre-NDA meeting held on January 6, 2003.

“Inspire announced in October 2002 that the NDA filing would be based on safety and efficacy data from the completed Phase II and Phase III trials (studies 103, 104 and 105). In studies 103 and 105, diquafosol ophthalmic solution demonstrated statistically significant improvement compared to placebo in corneal staining, further supported by statistically significant improvement in conjunctival staining. Statistically significant results for corneal staining were also demonstrated in a meta-analysis (combined analysis) of studies 104 and 105 and in study 104 in a pre-specified secondary analysis at the 6-week time point. Symptomatic benefit was also seen, with strong trends in various symptoms in studies 103 and 105, and statistically significant improvement in patient-reported worst symptom score and clearing of foreign body sensation in study 105. Across all three studies diquafosol showed excellent safety and tolerability.

“‘We believe this overall clinical package is strong, and we now have clarity on FDA requirements for the content and format of the NDA submission,’ stated Christy L. Shaffer, Ph.D., CEO of Inspire. ‘Our top priority is to prepare and submit a high-quality NDA mid-year.’

“Guidance on 2003 Revenues
“Inspire has a licensing, development and marketing collaboration with Allergan, Inc. for both diquafosol, as well as Allergan’s Restasis™, which was approved by the FDA in December 2002 to increase tear production presumably suppressed due to ocular inflammation associated with chronic dry eye disease. Allergan has indicated that it expects to launch Restasis™ in the second quarter of 2003. Inspire has a right to co-promote Restasis™ in the United States and will receive royalties on global net sales of Restasis™ after the first launch year, excluding net sales in the Japan, Taiwan, Korea, Hong Kong and Peoples’ Republic of China markets.

“‘We are pleased to see the approval of Allergan’s Restasis™,’ stated Gregory Mossinghoff, President of Inspire. ‘While important to us in the coming years, this approval has no impact on our 2003 revenues, which we estimate will total $5-6 million from Staff Accounting Bulletin 101 pro-rated payments and expected milestones from partners.’

“About Dry Eye
“Dry eye is a painful, burning and irritating condition involving abnormalities and deficiencies in the tear film due to a variety of causes. It affects approximately 10 million North Americans and is one of the most frequent patient complaints reported to ophthalmologists and optometrists. The majority of dry eye patients rely on artificial tears to relieve symptoms. Restasis™ is the first and only pharmacologically active prescription product approved for patients with chronic dry eye disease.

“About Inspire
“Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body’s innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Mucosal defense mechanisms are the natural way that the body defends its mucosal surfaces against dust, pollutants, bacteria and viruses. Inspire’s lead product candidates target ophthalmic and respiratory diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has development and commercialization alliances with Allergan, Inc., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. Inspire’s products are based on proprietary technology relating to P2Y2 receptors and to non-P2Y2 receptors that show therapeutic promise, including P2Y12.

“Forward-Looking Statements
“The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.”

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Gregory J. Mossinghoff
Gregory J. Mossinghoff President, Treasurer and Secretary

Dated:  January 7, 2003